Exhibit 99.1

MGAM Signs Definitive Agreement to Acquire Reality Sports Online Assets, Accelerating Fantasy Sports Growth

Accelerates Expansion into Fantasy Sports and Predictive Gaming; Adds Proven Contract-Based Platform Built on NFL Rules and Real-World Economics

WESTPORT, CT, CA / ACCESS Newswire / October 20, 2025 / Mobile Global Esports Inc. (“MGAM” or the “Company”) (OTC:MGAM), a technology and IP company at the intersection of iGaming, fantasy sports, and entertainment, today announced that it has entered into a definitive asset purchase agreement (the “Agreement”) to acquire substantially all assets of Reality Sports Online (“RSO”), a leading fantasy sports platform built on real-world NFL rules, player contracts, and salary-cap dynamics.The transaction is expected to close on or about the first week of November 2025, subject to customary closing conditions. Upon completion, MGAM will assume ownership of RSO’s technology, intellectual property, and operating platform. At the same time, the RSO founding team will continue collaborating with MGAM on product expansion and new feature development. The Company believes this strategic acquisition of assets strengthens its position in the fast-growing fantasy sports and predictive gaming market by combining RSO’s highly realistic contract-based gameplay with MGAM’s future AI-driven engagement engine, PUHZL, which delivers real-time analytics, community competition, and monetization features.Dominus Baseball and Reality Sports Online were both built around the same core vision - transforming fantasy sports into an accurate simulation of professional ownership. Each empowers users to think like real executives, managing rosters, contracts, and game strategy with the pressure and reward of real-world decision-making. While both platforms deliver that authentic ownership experience, they do so through complementary mechanics: Dominus through its ability to take real baseball stats and run them through proprietary algorithms that generate an actual nine-inning box score with real-time predictive analytics, and RSO through its innovative salary-cap and multi-year contract system modeled after the NFL. Together under the MGAM umbrella, they form a connected ecosystem that captures both the immediacy of predictive engagement and the long-term strategic satisfaction of dynasty management, while layering in additional functionality such as cross-wallets, micro-transactions, and predictive overlays. By aligning data, user experience, and AI personalization across the two, the Company believes it is positioned to deliver the most immersive and monetizable fantasy ecosystem in the industry.

RSO’s 7,000+ active paying users closely mirror the behavioral and spending profiles of top performers on the Dominus Baseball platform. This alignment is expected to accelerate user engagement and revenue growth as MGAM integrates its PUHZL AI engine and Micro-transaction frameworks across the RSO ecosystem. The Company anticipates a meaningful revenue ramp beginning in Q1 2026, driven by the introduction of new monetization features and cross-platform functionality.“Reality Sports Online is the premier destination for serious dynasty fantasy football players who want to experience true ownership - from managing salary caps to negotiating player contracts,” said Brett Rosin, Chief Executive Officer of MGAM. “RSO perfectly aligns with our strategy to bring authentic, data-driven sports ownership experiences to a broader audience. We’re excited to work with Matt and Stephen to expand the platform across additional sports and integrate it into MGAM’s growing AI-powered ecosystem.”“We’re thrilled to see RSO join MGAM’s expanding family of products,” said Matt Papson, Co-Founder of Reality Sports Online. “Our mission has always been to create the most realistic and immersive fantasy sports experience possible, and we believe that MGAM’s technology and vision will allow that mission to grow far beyond what we imagined.“MGAM intends to introduce cross-platform features that enable shared wallets, integrated player data, and long-season, tournament-style competition across the RSO and Dominus platforms. These enhancements are expected to unlock new pathways for user engagement and create recurring revenue opportunities across MGAM’s digital ecosystem.“RSO’s long-term, contract-based format creates a sense of continuity and emotional investment unmatched in fantasy gaming,” added Rosin. “This acquisition reinforces MGAM’s commitment to transforming digital sports engagement through technology and innovation.“Additional details regarding the integration roadmap and upcoming fantasy sports initiatives are expected to be released following the closing.About Reality Sports OnlineReality Sports Online (“RSO”) is a fantasy sports platform that replicates the experience of managing a professional football team, complete with multi-year player contracts, salary caps, and free-agent auctions. Designed for deep dynasty players and competitive leagues, RSO has redefined the fantasy sports experience by merging strategic management with authentic gameplay.About Mobile Global Esports Inc.Mobile Global Esports Inc. (“MGAM”) is a technology and intellectual property company building products at the intersection of iGaming, fantasy sports, prediction markets, and AI-powered entertainment. The company develops and acquires platforms that blend competition, engagement, and monetization - including its proprietary PUHZL AI engine, which powers gamified user experiences across sports and entertainment ecosystems.Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” and “intend,” among others. These forward-looking statements are based on Mobile Global esports, Inc.’s expectations, and actual results could differ materially.

There are several factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; and uncertainties of patent protection and litigation. Mobile Global Esports, Inc., does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Mobile Global Esports Inc.’s Form 10-K for the year ended December 31, 2024, and other periodic reports filed with the Securities and Exchange Commission.Investor ContactJoe DamskerInvestor Relations

Phone: 561-761-5115

Email: joe.damsker@mobileglobal.us

Website: www.mobileglobal.us